Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF
KULR TECHNOLOGY GROUP, INC.

to be filed with the Secretary of State
of the State of Delaware
on or about May 19, 2021

KULR TECHNOLOGY GROUP, INC. (the “Corporation”), a corporation organized and existing under the laws of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, and the Board of Directors of the Corporation, has adopted resolutions (a) authorizing the issuance of up to 650 shares of preferred “D” stock, $0.0001 par value per share (individually or collectively the “Preferred D Stock”), of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1.	Stated Value. Each share of Preferred D Stock shall have a stated value of $10,000.00 ("Stated Value").

2.	Rank. With respect to the payment of dividends and other distributions on the capital stock of the Corporation, including distribution of the assets of the Corporation upon a Liquidity Event, the Preferred D Stock shall be senior to the Common Stock of the Company, par value $.0001 per share (the “Common Stock”), and senior to all other series of Preferred Shares (the “Junior Stock”);

The Corporation shall not create, issue, or reclassify any existing shares of Common Stock or classes or series of Preferred Shares or capital stock that (i) are senior to the Preferred D Stock or have a liquidation preference over the Preferred D Stock, (ii) contain any dividend or conversion rights that are preferential to the dividend rights of the Preferred D Stock or (iii) are redeemable;

The Corporation shall not amend any corporate governance document, including this Certificate of Designation so as to alter or change the powers, preferences, or special rights of the Preferred D Stock or otherwise adversely affect the rights and preferences of the Preferred D Stock.

3.	Voting. The holders of shares of Preferred D Stock shall have full voting rights and powers, and, except as may be otherwise provided by law, shall vote together with all other classes and series of the stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each holder of shares of Preferred D Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred D Stock held by such holder could be converted on the record date for the vote which is being taken. Fractional votes shall not, however, be permitted and, with respect to each holder of Preferred D Stock, any fractional voting rights resulting from the above (after aggregating all shares of Common Stock into which shares of Preferred D Stock held by a holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.	Dividend Rights. Holders of the Preferred D Stock shall be entitled to receive cumulative dividends annually at an annual rate equal to Ten Percent (10%). Declared yet unpaid dividends on shares of Preferred D Stock shall not bear interest. Dividends shall be payable in cash or at the option of the holder of Series D Preferred Stock converted into shares of the Corporation’s Common Stock as provided in Section 6 a. below. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

5.	Preference.

a.	In the event of any Liquidity Event that results in a distribution to stockholders of the Corporation, distributions to stockholders of the Corporation shall be made in the following manner: Each holder of a share of Preferred D Stock shall be entitled to receive, prior to any holders of Common Stock or any series or class of Preferred Shares any distribution of any of the assets or surplus funds of the Corporation upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to the Stated Value per share of Preferred D Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Preference Amount"). In the event the funds or assets legally available for distribution to the holders of shares of Preferred D Stock are insufficient to pay in full the Preference Amount as described above, then all funds or assets available for distribution to the holders of capital stock shall be paid to the holders of Preferred D Stock pro rata based on the full Preference Amount to which they are entitled. After payment has been made to the holders of Preferred D Stock of the full Preference Amount to which such holders shall be entitled, the remaining net assets of the Corporation available for distribution, if any, shall be distributed pro rata among the holders of Common Stock or such other classes or series of Preferred Shares. "Common Stock" means the common stock, par value $0.0001 per share, of the Corporation and common stock that may hereinafter be authorized and issued by the Corporation and any share of successor or replacement stock.

b.	A "Liquidity Event" means (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation") or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control and was approved by the Board of Directors of the Corporation. A " Change of Control " is deemed to occur when the following have occurred and are continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile or name of the Corporation.

6.	Conversion. Subject to the optional redemption set forth in Section 6 below, the Preferred D Stock shall be subject to the following voluntary conversion provisions:

a.	Voluntary Conversion. Subject to the Ownership Limitation, a holder of Preferred D Stock, at its option, may convert all or part of its Preferred D Stock, and all accumulated dividends thereon, into that number of Common Stock equal to the quotient determined by dividing (i) the sum of (x) the product determined by multiplying the number of Preferred D Stock to be converted by the Stated Value; and (y) any dividends accumulated on the number of Preferred D Stock to be converted; by (ii) the Voluntary Conversion Price.

b.	Certain Definitions:

i.	“Ownership Limitation" means, upon any conversion of Preferred D Stock contemplated by this Section 5, the limitation on the beneficial ownership of Common Stock by the holder such that the number of shares of Common Stock beneficially owned by the holder shall not exceed 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of such Preferred D Stock or of other derivative securities issuable upon conversion of such Preferred D Stock.

ii.	“Voluntary Conversion Price” means and shall be equal to $2.05 per share of Common Stock.

c.	Mechanics of Conversion. The conversion of Preferred D Stock shall be conducted in the following manner:

i.	Holder’s Delivery Requirements. To convert Preferred D Stock into full shares of securities of the Corporation on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver, including by email), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion (the "Conversion Notice") in the form attached to the Transfer Agent Instructions entered into by the Corporation and the Holder of the Series D Preferred Stock dated May 18, 2021 (the “Transfer Agent Instructions”), to the Corporation’s transfer agent and (B) with respect to the final conversion of shares of Preferred D Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates, if any, representing the shares of Preferred D Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred D Stock Certificates"). Upon the Conversion Date, the rights of the holder as holder of the shares of Preferred D Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of securities of the Corporation shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of such securities represented thereby. The Corporation shall not be obligated to issue certificates evidencing the shares of securities issuable upon such conversion unless certificates evidencing such shares of Preferred D Stock so converted are either delivered to the Corporation or any such transfer agent.

ii.	Corporation’s Response. Upon receipt by the Corporation’s transfer agent of a facsimile copy or email copy of a Conversion Notice, the Corporation shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within three (3) business days following the date of receipt by the Corporation’s transfer agent of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of securities to which the holder shall be entitled.

iii.	Record Holder. The person or persons entitled to receive the shares of securities of the Corporation issuable upon a conversion of the Preferred D Stock shall be treated for all purposes as the record holder or holders of such shares of securities on the Conversion Date.

d.	Adjustments of Conversion Price. If the Corporation (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Voluntary Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Preferred D Stock shall be proportionately adjusted such that the aggregate and applicable conversion price of Preferred D Stock shall remain unchanged. Any adjustment made pursuant to this Section 5(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

7.	Registration Rights. The Preferred D Stock shall have registration rights as outlined in the Securities Purchase Agreement by and between the Corporation and the Holders of the Preferred D Stock dated May 19, 2021 (the “Securities Purchase Agreement”).

8.	Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of the Preferred D Stock as set forth in the Irrevocable Transfer Agent Instructions. In the event that the Corporation does not have a sufficient number of shares of authorized and unissued Common Stock necessary to satisfy the full conversion of the shares of the Preferred D Stock, then as set forth in the Securities Purchase Agreement, the Corporation shall call and hold a meeting of the shareholders within thirty (30) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Corporation’s Board of Directors shall recommend to shareholders a vote in favor of such proposal.

9.	Corporation’s Optional Redemption Right. Provided that the shares of the Company’s Common Stock issuable upon conversion of the Series D Preferred Stock is registered pursuant to an effective registration statement, the Corporation shall have the option, but not the obligation, to redeem, in cash, all or part of such Preferred D Stock at a redemption price equal to the sum of (i) the product determined by multiplying the Stated Value of the shares being redeemed by 120%; and (ii) any accumulated dividends (collectively, the “Optional Cash Redemption Price”). In the event that the Corporation exercises its option to redeem shares of Preferred D Stock hereunder, the Corporation shall provide the holder of such shares with 20 calendar days’ prior notice of the Corporation’s election to redeem such shares, during which notice period the holder may elect to convert such share of Preferred D Stock pursuant to Section 5(a) and 5(c). After the expiration of such notice period, the Corporation shall deliver, in immediately available funds, a payment equal to the Optional Cash Redemption Price with respect to such shares of redeemed Preferred D Stock.

10.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation.

11.	No Fractional Shares. No fractional shares of Common Stock or other securities of the Corporation or scrip representing fractional shares shall be issued upon any conversion of shares of Preferred D Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock or other securities of the Corporation as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.

12.	Amendments. None of the terms of the Preferred D Stock set forth herein may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred D Stock, voting together as a single class.

13.	Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred D Stock Certificates representing the shares of Preferred D Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred D Stock Certificates, the Corporation shall execute and deliver new Preferred D Stock Certificates of like tenor and date; provided, however, that the Corporation shall not be obligated to re-issue Preferred D Stock Certificates if the holder contemporaneously requests the Corporation to convert such shares of Preferred D Stock Certificates into Common Stock or other securities of the Corporation.

14.	Exclusion of Other Rights and Privileges. Except as may otherwise be required by law, the Preferred D Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such resolution may be amended from time to time pursuant to Section 9 hereof).

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of KULR TECHNOLOGY GROUP, INC., on the 19th day of May, 2021, and the statements contained herein are affirmed as true under penalty of perjury.

KULR TECHNOLOGY GROUP, INC.

By:
Michael Mo
Chief Executive Officer

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